EXHIBIT XXI

                                 AMENDMENT NO. 3
              TO WARRANT CERTIFICATES FOR THE PURCHASE OF SHARES OF COMMON STOCK OF AMERICAN MOBILE SATELLITE CORPORATION


         AMENDMENT, dated as of April 1, 1999, to each of those Warrant Certificates dated as of June 28, 1996 (the "Warrants" and capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrants), issued by American Mobile Satellite Corporation (the "Company") to each of Hughes Electronics Corporation, Singapore
Telecommunications Ltd. and Baron Capital Partners, L.P. (collectively, the "Holders").

                              W I T N E S S E T H:

         WHEREAS, the Company previously issued to the Holders Warrants that represented in the aggregate the right to purchase 5,000,000 shares of Common Stock at an Exercise Price of $24.00 per share;

         WHEREAS, the Company and the Holders previously agreed to Amendment No. 1 to the Warrants dated as of March 27, 1997 ("Amendment No. 1"), which amended the Warrants so that they represented in the aggregate the right to purchase 5,500,000 shares of common stock at an Exercise Price of $13 per share;

         WHEREAS, the Company and the Holders previously agreed to Amendment No. 2 to the Warrants dated as of March 31, 1998 ("Amendment No. 2"), which, inter alia, amended the Exercise Price to be $12.51 per share;

         WHEREAS, the Company, the Holders and AMSC Acquisition Company, Inc. have entered into Amendment No. 2 to Guaranty Issuance Agreement dated as of March 29, 1999 related to the elimination of certain financial covenants contained in the Guaranty Issuance Agreement ("Amendment No. 2 to Guaranty Issuance Agreement"); and

         WHEREAS, as contemplated by Amendment No. 2 to Guaranty Issuance Agreement, the parties hereto desire to amend certain terms of the Warrants.

         NOW THEREFORE, the undersigned parties hereto agree as follows:

         SECTION 1. AMENDMENT.

                  Section 1 of each of the Warrants is hereby amended by modifying the definition of "Exercise Price" to read in its entirety as follows:

                           "Exercise Price" means initially $7.50 per Warrant
                  Share as adjusted from time to time.

         SECTION 2. REAFFIRMANCE. Except as expressly amended hereby, the terms of the Warrants remain unchanged and the Warrants, as previously amended and as amended hereby, are in full force and effect.

         SECTION 3. ISSUANCE OF REPLACEMENT WARRANT. Upon the request of any Holder, the Company promptly shall issue a new Warrant, incorporating the amendments effected hereby and the amendments effected by Amendment No. 1 and Amendment No. 2, to replace the presently outstanding Warrant held by such Holder.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 3 by its duly authorized officer as of the day and year first set forth above.


AMERICAN MOBILE SATELLITE                 SINGAPORE
CORPORATION                               TELECOMMUNICATIONS LTD.

By: /s/ Randy Segal                       By: /s/ Hoh Wing Chee
    ---------------                           -----------------
    Name:  Randy Segal                        Name:  Hoh Wing Chee
    Title: SVP                                Title: CEO (International Network)


BARON CAPITAL PARTNERS, L.P.,             HUGHES ELECTRONICS
a Delaware limited partnership            CORPORATION

By:  Baron Capital Management, Inc.       By: /s/ Mark A. McEachen
     a General Partner                        --------------------
                                              Name:  Mark A. McEachen
                                              Title: Corporate V.P. & Treasurer
By: /s/ Ronald Baron
    ----------------
    Name:  Ronald Baron
    Title: Chief Executive Officer
           & Chairman

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